UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 8, 2024

Commission File Number:  333-151300

_______________________________

SPIRITS TIME INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

  Nevada                               20-3455830

(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

1661 Lakeview Circle

Ogden, Utah 84403

(Address of principal executive offices, including zip code)

(801) 399-3632

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events.

Item 8.01 Other Events.

On April 14, 2023, Spirits Time International, Inc. (the “Company”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with BioSculpture Technology, Inc. (“BioSculpture”) to, subject to a number of conditions, acquire 100% of the ownership of BioSculpture for consideration of 90,000,000 shares (30,000,000 shares post 1-for-3 reverse stock split) of the Company’s unregistered common stock. The Agreement requires that prior to the close of the Merger, the Company complete a 1-for-3 reverse stock split which will result in stockholders owning one share of the Company’s stock for every three shares currently held.

The Company continues to attempt to meet the conditions of the Merger Agreement. On February 8, 2024, the parties agreed to extend the termination date of the Merger Agreement to April 6, 2024. There is no assurance that the Merger Agreement will close. There will be many conditions to closing of the Merger Agreement, many of which are outside of the parties’ control, and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing of the merger as set out in the Merger Agreement will occur.

The foregoing description of the Merger Agreement and its exhibits and schedules does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, attached as Exhibit 10.1 to the Current Report on Form 8-K filed on April 20, 2023 and incorporated in this Item 8.01 by reference. Any equity securities that may be issued in the Company’s capital raise to complete the Merger Agreement or fulfill the obligations stemming from it will not be registered at the time of issuance under the Securities Act of 1933, as amended, or applicable state laws and may not be offered or sold in the United States absent registration or an available exemption under applicable federal and state securities laws. The disclosures in this Form 8-K regarding the Company’s capital raise to finance the promissory note or any portion of the Merger Agreement are being made pursuant to Rule 135c under the Securities Act of 1933. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company or BioSculpture.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRITS TIME INTERNATIONAL, INC.

By:	/s/ Mark A. Scharmann
Mark A. Scharmann
President
Chief Executive Officer, Secretary and Director

Date: February 12, 2024